Exhibit 99.3
ORION MARINE GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial information gives pro forma effect to the acquisition of T.W. LaQuay Dredging, LLC (“TWLD”) by Orion Marine Group, Inc. (“Orion or the “Company”), accounted for as a business combination using the purchase method of accounting.  The purchase price was allocated to the assets acquired and the liabilities assumed using estimated fair values as of the acquisition date.  The estimates and assumptions are subject to change upon the finalization of valuations, which are contingent upon final appraisals of property and equipment, identifiable intangible assets, and other adjustments through January 28, 2010.  Revisions to the preliminary purchase price allocation could result in significant deviations from the accompanying pro forma information.

The following unaudited pro forma condensed consolidated financial statements and explanatory notes present how the financial statements of Orion may have appeared had the acquisition occurred on January 1, 2009 (with respect to the results of operations) or as of September 30, 2009 (with respect to the balance sheet information).

These unaudited pro forma condensed consolidated financial statements have been derived from and should be read together with the historical financial statements and related notes of Orion included in its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2009, both of which as filed with the Securities and Exchange.  With respect to TWLD, this information is included as exhibits 99.1 and 99.2 to this Annual Report on Form 10-K for the year ended December 31, 2009.

The unaudited pro forma condensed consolidated financial information has been prepared by management, are presented for illustrative purposes only, and do not purport to represent what the results of operations or financial position of the Company would have been had the acquisition occurred as of the dates indicated, nor is it indicative of future financial position or results of operations for any period.  The unaudited pro forma adjustments reflect, among other things, pre-closing distributions by TWLD to its equity holders of certain assets and the repayment of the debt held by TWLD.  In addition, classifications of certain combined financial accounts of TWLD may differ from those of Orion, and have been reflected to conform to Orion’s presentation.  The unaudited pro forma condensed consolidated financial information reflects the acquisition of TWLD, which Orion financed through cash which had been principally raised from the proceeds of the sale of its common stock in August 2009.

ORION MARINE GROUP, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
At September 30, 2009
($ in thousands)

	Orion	TWLD	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets
Cash and cash equivalents	$108,984	$2,641	$(64,000)	b	$47,625
Short-term investments		29	(29)	a	--
Accounts receivable, including retainage	48,730	4,268	(12)	a	52,986
Taxes receivable	2,197				2,197
Note receivable	765				765
Inventories	1,744				1,744
Deferred tax asset	1,642				1,642
Costs and estimated earnings in excess of billings	9,094	2,291			11,385
Prepaid expenses	1,834	904			2,738
Total current assets	174,989	10,134	(64,041)		121,082
Property and equipment, net of accumulated	80,451	29,395	19,199	c	129,045
Goodwill	12,096		8,664	c	20,761
Intangible assets, net of amortization	320	14	(14)	a	320
Investment in subsidiary				b,c	--
Other assets	66				66
Total assets	$267,922	$39,543	$(36,192)		$271,273

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$--	$2,713	$(2,713)	a	$--
Accounts payable	21,259	1,069			21,549
Accrued liabilities	11,739	1,198			12,937
Taxes payable	353				353
Billings in excess of costs and estimated earnings	5,402	1,084			6,486
Total current liabilities	38,753	6,064	(2,713)		42,105
Long-term debt, less current portion	--	11,989	(11,989)	a	--
Other long-term liabilities	409	210	(210)	a	409
Deferred income taxes	11,383				11,383
Deferred revenue	330				330
Total liabilities	50,875	18,264	(14,912)		54,226
Stockholders’ equity
Common stock	268				268
Treasury stock	--				--
Additional paid in capital	150,748	1,848			150,748
Retained earnings	66,031	19,431	(21,279)	a,c	66,031
Total stockholders’ equity	217,047	21,280	(21,279)		217,047
Total liabilities and stockholders’ equity	$267,922	39,543	(36,192)		$271,273

See Pro Forma Adjustments and Explanatory Notes on next page.

Orion Marine Group, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
Pro Forma Adjustments and Explanatory Notes
At September 30, 2009
Amounts in thousands

Pro Forma Adjustments
(a) Current portion of long-term debt	$2,713
Long term debt, net of current portion	11,989
Other long-term liabilities	210
Short term investments			(29)
Employee receivables			(12)
Loan costs, net of amortization			(14)
Retained earnings			(14,857)
Record TWLD assets and liabilities not assumed

(b) Investment in TWLD	$64,000
Cash and cash equivalents			(64,000)
Record investment in TWLD

(c) Goodwill	$8,664
Property and equipment	19,199
Retained earnings	36,137
Investment in TWLD			(64,000)
Entries in consolidation to reflect goodwill and step-up in basis of property and equipment

Explanatory Notes
(1) Summary of purchase price
Cash and cash equivalents	$64,000
	$64,000	*

Pro Forma Preliminary Allocation of Purchase Price
Working capital	$6,742
Property and equipment	48,594
Goodwill	8,664
Total preliminary purchase price allocation	$64,000

*$4.0 million has been placed in escrow, payable to the Seller as a result of an increase in the purchase price of the membership interests by the amount of any additional taxes incurred by the Seller arising from the allocation of the membership interests purchase price, as further described in Section 1060 of the U.S. Internal Revenue Code, as amended.  An additional $4.0 million has been placed in escrow, to be paid to the Seller one year from the date of closing, after satisfaction of all representations and warranties.

Orion Marine Group, Inc.
Unaudited Pro Forma Condensed Combined Statements of Income
In thousands, except share and per share information

	Year ended December 31, 2008
	Orion	TWLD	Pro Forma Adjustments		Pro Forma Combined

Contract revenues	$261,802	$22,279	$109	b	$284,190
Cost of contract revenues	211,351	12,054	7,408	a,b,d	230,813
Gross profit	50,451	10,225	(7,299)		53,377
Selling, general and administrative	27,978	9,614	(7,279)	a	30,313
Operating income	22,473	612	(20)		23,065
Other (income) expense
Other income	--	(1,785)	1,284	b,c	(501)
Interest (income)	(530)	(1)			(531)
Interest expense	1,246	--	--	a	1,246
Other (income) expense, net	716	(1,786)	1,304		715
Income before income taxes	21,757	2,398	(1,304)		22,851
Income tax expense	7,282	--	366	e	7,648
Net income	$14,475	$2,398	$1,670		$15,203

Basic earnings per share	$0.67				$0.71
Diluted earnings per share	$0.66				$0.69

Shares used to compute earnings per share:	21,561,201				21,561,201
Basic	21,979,535				21,979,535
Diluted

Pro Forma Adjustments and Explanatory Notes
(amounts in thousands)

Pro forma adjustments and explanatory notes:
(a)	Cost of contract revenues	$6,641
	Interest expense	638
	Selling, general and administrative expenses		(7,279)
Reclassification of project related expenses to cost of contract revenues to conform to Orion presentation

(b)	Cost of contract revenues	$17
	Other income	92
	Contract revenues		(109)
Reclassification of other income/expense to conform to Orion presentation

(c)	Other income	$1,192
	Fixed assets		(1,192)
Reclassification of Texas equipment grant to reduce fixed asset cost to conform to Orion presentation

(d)	Depreciation	$750
	Accumulated depreciation		(750)
Record additional depreciation related to step-up of assets

(e)	Tax expense	$366
	Taxes payable		(366)
Record additional taxes at Orion’s effective tax rate at 33.5%

Orion Marine Group, Inc.
Unaudited Pro Forma Condensed Combined Statements of Income
In thousands, except share and per share information

	Nine months ended September 30, 2009
	Orion	TWLD	Pro Forma Adjustments		Pro Forma Combined

Contract revenues	$222,259	$29,060	$432	b	$251,751
Cost of contract revenues	173,112	12,699	6,876	a,b,d	192,686
Gross profit	49,147	16,361	(6,444)		59,064
Selling, general and administrative	23,638	8,844	(7,010)	a	25,472
Operating income	25,509	7,518	566		33,593
Other (income) expense
Other income	--	(2,329)	1,973	b,c	(356)
Interest (income)	(274)	--			(274)
Interest expense	523	--	--	a	523
Other (income) expense, net	249	(2,329)	(1,973)		(107)
Income before income taxes	25,260	9,847	(1,407)		33,700
Income tax expense	9,236	--	3,086	e	12,322
Net income	$16,024	$9,847	$(4,493)		$21,378

Basic earnings per share	$0.71				$1.00
Diluted earnings per share	$0.70				$0.97

Shares used to compute earnings per share:	22,485,770				22,485,770
Basic	22,896,150				22,896,150
Diluted

Pro Forma Adjustments and Explanatory Notes
(amounts in thousands)

Pro forma adjustments and explanatory notes:
(a)	Cost of contract revenues	$6,313
	Interest expense	697
	Selling, general and administrative expenses		(7,010)
Reclassification of project related expenses to cost of contract revenues to conform to Orion presentation

(b)	Other income	$432
	Contract revenues		(432)
Reclassification of other income/expense to conform to Orion presentation

(c)	Other income	$1,541
	Fixed assets		(1,541)
Reclassification of Texas equipment grant to reduce fixed asset cost to conform to Orion presentation

(d)	Depreciation	$563
	Accumulated depreciation		(563)
Record additional depreciation related to step-up of assets

(e)	Tax expense	$3,086
	Taxes payable		(3,086)
Record additional taxes at Orion’s effective tax rate at 36.6%